PHOTRONICS, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended

	February 2, 2003	January 31, 2002

Net sales	$81,393	$95,686

Costs and expenses:

Cost of sales	63,758	67,754

Selling, general and administrative	14,373	13,845

Research and development	7,619	7,131

Operating income (loss)	(4,357)	6,956

Other expense, net	(3,030)	(3,069)

Income (loss) before income taxes and minority interest	(7,387)	3,887

Income tax provision (benefit)	(497)	500

Income (loss) before minority interest	(6,890)	3,387

Minority interest	(1,597)	(1,640)

Net income (loss)	$(8,487)	$1,747

Earnings (loss) per share:
Basic	$(0.26)	$0.06

Diluted	$(0.26)	$0.06

Weighted average number of common shares outstanding:
Basic	32,037	30,313

Diluted	32,112	31,202